Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harvard Bioscience, Inc.:

We consent to the use of our reports dated March 12, 2015, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2014, and the effectiveness of internal control over financial reporting  as of December 31, 2014 incorporated herein by reference.

/s/ KPMG LLP

Boston, MA
June 5, 2015